Exhibit 10
SETTLEMENT AGREEMENT
 AND
RELEASE

This Settlement Agreement and Release (the "Agreement") is entered into as of the 1st day of June, 2006, by and between Diversified Financial Resources Corporation, a corporation (“DVFN”) and Diversified Holdings I, Inc., a Nevada corporation ("DHI").

RECITALS

A. WHEREAS, DVFN and DHI entered into a Stock Purchase Agreement dated June 30, 2003: and

B. WHEREAS, DVFN has payment and delivery obligations to DHI under the terms and conditions of that Stock Purchase Agreement that remain to be paid or performed; and.

C. WHEREAS, the parties desire in exchange for the releases and promised delivery designated herein to release and discharge any and all claims that exist between the parties hereto arising from that Stock Purchase Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein which are acknowledge to be good and valuable consideration the parties agree as follows:

1.
DVFN shall deliver to DHI 25,000,000 (Twenty Five Million) shares of DVFN common stock. DVFN shall not object to the issuance of these shares without a restrictive legend, pursuant to the provisions of 144(k) upon being provided with a legal opinion that supports such a position and DVFN shall issue 937,500 (Nine Hundred Thirty Seven Thousand Five Hundred) shares of restricted common stock to DHI

2.
DVFN and DHI shall each release and discharge the other parties from any and all charges, claims and rights that were asserted or could have been asserted as to the other party arising out of the June 30, 2003 Stock Purchase Agreement upon the execution and performance provided for herein.

3.
Except as expressly set forth in this agreement, the parties hereby release, acquit and forever discharge each other, their present and former officers, directors, members, employees, affiliates, owners, partners, attorneys, agents, successors and assigns, of and from any and all claims, demands, promises, costs, damages, expenses and/or causes of action of any nature whatsoever, which exist or may exist, as of the date of this agreement, including, but not limited to, those claims which are made or could be made in a legal action, whether known or unknown, liquidated or contingent. In this regard, the parties acknowledge and represent that they have made their own investigation with respect to the claims involved in any prior dealings and the advisability of settlement and that they have not relied upon any representations of any other party to this agreement in agreeing to settlement of the all claims and the mutual release contained herein.

4.
The parties acknowledge and agree that this agreement is entered into in settlement and compromise of disputed or potential claims and shall not constitute an admission of any evidence of wrongdoing by any party and that each party denies any liability to any other party to this agreement.

5.	DVFN understands that DHI is relying upon DVFN's representations and warranties as contained in this Agreement and the settlement of claims as set forth herein.

6.
Should legal action be necessary to enforce, construe, rescind, terminate or recover for the breach of the provisions of this agreement, the prevailing part or parties shall be entitled to recover all costs of suit, including reasonable attorney's fees.

7.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah.

8.	The individuals signing this Agreement warrant that they have full authority to bind their principals as parties to this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

DIVERSIFIED FINANCIAL                        DIVERSIFIED HOLDINGS I, INC.
RESOURCES CORPORATION

/s/ Elson Soto, Jr.                                            /s/ Richard Surber .
By: Elson Soto, Jr.                                          By: Richard Surber
Title: President                                               Title: President